Exhibit 10.14

[Copy]

LAZARD & CO. S.R.L.

Subordinated Non-Transferable Promissory Note

(i.e., Promise of Payment and Debt Acknowledgement)

Due June 10, 2078

US $50,000,000	London, UK
As of June 10, 2003

FOR VALUE RECEIVED BY WAY OF SUBORDINATED FINANCING, the undersigned, Lazard & Co. S.r.l., an Italian Societá a responsabilitá limitata (together with its successors, the <<Company>>), hereby promises to pay to the order of Banca Intesa S.p.A.(<<Intesa>>, together with its successors and permitted assigns, the <<Holder>>), the principal sum of Fifty Million United States Dollars (US $50,000,000) together with interest from the date hereof on the unpaid balance thereof; the Company fully acknowledges to be debtor of Intesa in respect of the aforementioned sum, to be paid in accordance with the terms provided herein. The Company shall pay interest at the rate set forth in Section 2(a) annually in arrears on December 31 of each year commencing December 31,2003 (each date of payment being an <<Interest Payment Date>>) and on the date on which the principal amount hereof shall be due to the extent then accrued and unpaid. Unless prepaid pursuant to Section 3 below, the principal amount of this Promise and accrued and unpaid interest thereon shall be payable in full as set forth in Section 2(b). Payments of both principal and interest are to be made in accordance with Section 4 below. As used herein, the term <<Promise>> includes this Promise and any document issued in exchange herefor or in replacement hereof.

Section 1. Certain Definitions.

(a) The following terms, as used herein, have the following meanings:

<<Business Day>> means any day other than a Saturday, Sunday or other day on which commercial banks are authorized by law to close for business in New York City, New York, United States of America or Milan, Italy.

<<control>>, used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons; and the terms <<controlling>> and <<controlled>> shall have meanings correlative to the foregoing;

<<Debt>> means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium of, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including any such instrument evidencing a purchase money obligation) including securities, (C) for any letter of credit or performance or surety bond obtained by such Person, (D) for the payment of money relating to a capitalized lease obligation, or (E) with respect to any sale and leaseback transaction; (ii) any obligations of other Persons of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any obligation of the kind described in any of the preceding clauses (i), (ii) or (iii).

<<Person>> or <<Persons>> means natural persons, corporations, limited liability companies, S.p.A.’s (Societá per Azioni), S.r.l.’s (Societá a responsabilitá limitata), trusts, joint ventures, associations, companies, partnerships, governments or agencies or political subdivisions thereof and other political or business entities.

<<Senior Debt>> means all other Debt of the Company, whether outstanding on the date of this Promise or thereafter created, incurred or assumed; provided, however, that, the term <<Senior Debt>> shall not include (A) the Debt hereunder, (B) any Debt or obligation owed to a Subsidiary, (C) any Debt or obligation which by the express terms of the instrument creating or evidencing the same is not superior in right of payment to the Debt outstanding hereunder, (D) any Debt or obligation which is subordinate in right of payment in any respect to any other Debt or obligation, unless such Debt or obligation by the express terms of the instrument creating or evidencing the same is senior to this Promise and subordinated to another note, (E) for the avoidance of doubt, any Debt or obligation constituting a trade account payable, other account payable or similar liability, and (F) amendments, renewals, extensions, modifications and refundings of any such Debt or obligation referred to in clauses (A) through (E) hereof.

<<Subsidiary>> or <<Subsidiaries>> means, with respect to any Person, any corporation, limited liability company, S.p.A (Societá per Azioni), S.r.l. (Societá a responsabilitá limitata), trust, joint venture, association, company, partnership or other legal entity of which a Person (either alone or through or together with any other Subsidiary of such Person) (A) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (B) is otherwise entitled to exercise (1) a majority of the voting power generally in the election of the board of directors or other governing body of such corporation or other legal entity or (2) control of such corporation or other legal entity.

<<Transaction Agreement>> means the Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Lazard LLC, a Delaware limited liability company <<Lazard>>, the Holder and the Company, setting forth, inter alia, the terms of the parties’ investment in the Company, as from time to time amended in accordance with its terms.

(b) As used in this Promise, the expressions <<pay in full>>, <<paid in full>> or <<payment in full>> means, with respect to any indebtedness, the final and indefeasible payment in full in cash of all such indebtedness in accordance with its terms.

Section 2. Payments.

(a) Interest. Interest on the unpaid balance of the principal amount of this Promise will accrue annually at 3% per annum. Interest will be calculated on the basis of a 360-day year of twelve 30-day months; provided, however, that from and after the date on which an Event of Default occurs, and until such Event of Default is either cured or waived, interest shall accrue at a rate of 3% per annum above the rate otherwise applicable (the <<Higher Interest Rate>>). Interest is payable in cash, in arrears, on each Interest Payment Date as set forth in the first paragraph of this Promise, or, if such date is not a Business Day, on the immediately following Business Day, and on the Maturity Date, defined in Section 2(b) below.

(b) Maturity Date. All amounts owing under this Promise, both principal and interest, shall be payable in full on June 10, 2078 (as such date may be extended by the Company from time to time as provided in this Section 2(b), the <<Maturity Date>>). The Company may, from time to time, in its sole discretion extend the Maturity Date for additional five-year periods by giving notice to the Holder not less than 30 days prior to the otherwise applicable Maturity Date; provided that such extension shall be permitted only by resolution of the Board of Directors of the Company (which resolution shall be approved by at least two-thirds of the directors (including the Chairman of the Company and, if such position exists at the time of such extension, the Vice Chairman of the Company)).

(c) Priority of Payments. Notwithstanding anything to the contrary in this Promise, any payments hereunder are subject to the payment priorities set forth in Section 8.5 of the Shareholders Agreement, dated as of June 10, 2003, by and among Lazard, Lazard & C. S.r.l., a Societá a responsabilità limitata organized under the laws of Italy, Lazard Real Estate S.r.l, a Società a responsabilità limitata organized under the laws of Italy and Intesa, and Section 14 of the Amended and Restated Bylaws of the Company, dated as of June 10, 2003.

Section 3. Optional Prepayments. The Company may, upon five (5) Business Days’ notice to the Holder, at the option of the Company, prepay any or all of the principal amount of this Promise, without penalty or premium; provided, however, that such prepayment shall be permitted (i) only by resolution of the Board of Directors of the Company (which resolution shall be approved by at least two-thirds of the directors (including the Chairman of the Company and, if such position exists at the time of such prepayment, the Vice Chairman of the Company) on the following dates:

•	June 10, 2008

•	June 10, 2013

•	June 10, 2018

•	June 10, 2023

•	June 10, 2028

•	June 10, 2033

•	June 10, 2038

•	June 10, 2043

•	June 10, 2048

•	June 10, 2053

•	June 10, 2058

•	June 10, 2063

•	June 10, 2068

•	June 10, 2073

or (ii) on such other date as may be mutually agreed upon by the Parties. All such prepayments shall be accompanied by the payment of all unpaid interest on the principal amount prepaid accrued to the date of prepayment, or, if such date is not a Business Day, accrued to the Business Day immediately preceding such date of prepayment.

Section 4. Method of Payment. Payment of any amounts due hereunder (whether principal or interest) shall be made in United States Dollars by wire transfer of immediately available funds to such bank account as the Holder may from time to time designate in writing. Any payment due hereunder on a date which is not a Business Day shall be due and payable on the immediately following Business Day.

Section 5. Events of Default. If any of the following events (<<Events of Default>>) occurs:

(a) the Company fails to pay any amount due under this Promise when the same becomes due and payable, and such failure continues for thirty days after notice thereof to the Company;

(b) the Company shall have materially breached its covenants contained in this Promise, and such breach shall not have been cured by the date 30 days after notice thereof to the Company; provided that the Higher Interest Rate applies during the 30-day grace period;

(c) the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any liquidation, dissolution or similar relief under any present or future statute, law or regulation in Italy, or files any answer admitting or failing to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders take any action for the purpose of effecting any of the foregoing; or

(d) if, within 60 days after the commencement of any proceeding against the Company seeking any liquidation, dissolution or similar relief under any present or future statute, law or regulation, in Italy, such proceeding has not been dismissed or if, within 60 days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated;

then and, in any such event, the Holder at its option may proceed to protect and enforce its rights in the manner set forth in Section 6 below.

Section 6. Remedies on Default, etc. If an Event of Default has occurred and is continuing, subject to Section 9, the Holder may (a) elect, by written notice to the Company, to declare the entire amount outstanding hereunder to be due and payable in full, whereupon the entire such amount shall be and become due and payable in full, provided, however, that no such notice shall be required in the event of occurrence of one of the events specified in clauses (c) or (d) of Section 5 and if any such event shall occur this Promise and all amounts outstanding hereunder shall immediately and automatically be and become due and payable in full without notice or declaration of any kind, and/or (b) proceed to protect and enforce its rights by a suit or other appropriate proceeding, whether for the specific performance of any agreement contained in this Promise, or for an injunction against a violation of any of the terms hereof or in aid of the exercise of any right, power or remedy granted hereby or by law, equity, statute or otherwise. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy will operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred hereby is exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, by statute or otherwise. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption law now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, or otherwise, based on this Promise or on any claim for principal of, or interest on, this Promise.

Section 7. Ranking and Priority of Promise.

(a) Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder, by its acceptance of this Promise likewise covenants and agrees, that anything herein or in the Transaction Agreement or any related agreement or instrument to the contrary notwithstanding, the indebtedness evidenced by or arising on account of this Promise (or any renewal or extension thereof), including, without limitation, principal and interest, is and shall be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding on the date hereof or incurred hereafter, to the extent and in the manner set forth herein.

(b) Extent of Subordination. If any payment default has occurred and is continuing on any Senior Debt, or a non-payment default has occurred and is continuing on the Senior Debt and the Holder has received notice of such non-payment default, then the Company shall not make any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities, to, or for the benefit of, the Holder pursuant to or in respect of this Promise (whether principal or interest or otherwise, and whether before, after or in connection with any dissolution, winding up, liquidation or reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company). Notwithstanding the preceding sentence, if the Senior Debt has been paid in full or the relevant default has been cured or waived, the Company may make payments in respect of this Promise.

(c) Distributions in Bankruptcy. Upon any distribution in any bankruptcy or similar proceeding, any distribution to which the Holder is entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other distributions to or for the benefit of the holders of Senior Debt.

(d) Priority in Liquidation and Similar Proceedings. In the event of any liquidation, dissolution or winding up of the Company, the Debt outstanding hereunder shall be pari passu in right of payment to all capital stock quota, surplus reserve (riserva da sopraprezzo), other reserves or other equity interests of the Company.

(e) Application of Distributions. If any distribution, payment or deposit to redeem, defease or acquire the Debt outstanding hereunder shall have been received by the Holder at a time when such distribution was prohibited by the provisions of this Section 7, then, unless such distribution is no longer prohibited by this Section 7, such distribution shall be received and applied by the Holder for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Holder to the holders of Senior Debt for application to the payment of all Senior Debt.

(f) Subrogation Rights. The Holder shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full. Upon the payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to Senior Debt until all amounts owing in respect of the Debt outstanding hereunder shall be so paid. No distributions to the holders of Senior Debt which otherwise would have been made to the Holder shall, as between the Company and the Holder, be deemed to be payment by the Company to or on account of Senior Debt. If any distribution to which the Holder would otherwise have been entitled shall have been applied pursuant to the provisions of this Section 7 to the payment of Senior Debt, then the Holder shall be entitled to receive from the holders of such Senior Debt any distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

(g) Reliance. Upon any distribution in a bankruptcy or similar proceeding, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the proceeding is pending, or agent or other Person making any distribution for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.

(h) Ratable Distributions. Any distribution otherwise payable to the Holder made to holders of Senior Debt pursuant to this Section 7 shall be made to such holders of

Senior Debt ratably according to the respective amount of Senior Debt held by each, taking into account any priorities which may be established among the holders of such Senior Debt.

(i) Obligations Not Impaired. Nothing contained in this Promise is intended to or will impair as between the Company, its creditors, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder as and when amounts become due and payable in accordance with the terms of this Promise or affect the relative rights of the Holder and the creditors of the Company.

(j) Further Actions. The Holder, by its acceptance hereof, agrees to take such further action as may be reasonably requested by the Company and/or by law in order to effectuate the subordination as provided herein.

Section 8. Termination of Joint Venture Relationship. Upon the termination of the JV Relationship (as defined in the Transaction Agreement) by either Lazard or Holder in accordance with Section 4.2 of the Transaction Agreement, Holder shall immediately surrender this Promise to Lazard or its designated affiliate as provided in Section 4.3 of the Transaction Agreement.

Section 9. Amendments and Waivers. Neither this Promise nor any term hereof may be amended or waived orally or in writing, except that any term of this Promise may be amended and the observance of any term of this Promise may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company and the Holder.

Section 10. Captions. The captions in this Promise are included for convenience of reference only and do not form a part of this Promise or in any way limit or affect its interpretation or construction.

Section 11. Notices. All notices, consents, waivers and other communications required or permitted by this Promise shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a party may designate by notice to the other parties):

If to the Company:

Lazard & Co. S.r.l
Via dell’Orso, 2
20121 Milano
ITALY
Attention:	Mario Sirocchi
Santina Negri
Facsimile:	+39 02 72312392
Telephone:	+39 02 723121

with a copy (which shall not constitute notice) to each of:

Gianni, Origoni, Grippo & Partners Studio Legale

Via Delle Quatro Fontane, 20

00184 Roma

ITALY

Attention: Francesco Gianni, Esq.

Facsimile: +39 06 4871101

Telephone: +39 06 478751

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

UNITED STATES OF AMERICA

Attention: Adam D. Chinn, Esq.

     Steven A. Cohen, Esq.

Facsimile: 001-212-403-2000

Telephone: 001-212-403-1000

If to the Holder:

Banca Intesa S.p.A.

Via Monte di Pietà n. 8

20121 Milano

ITALY

Attention: Direzione Partecipazioni

Facsimile: +39 02 8796 2072

Telephone: +39 02 8796 2376

and

Banca Intesa S.p.A.

Via Monte di Pietà n. 8

20121 Milano

ITALY

Attention: Direzione Affari Legali

Telephone: +39 02 8796 3523

Facsimile: +39 02 8796 2079

with a copy (which shall not constitute notice) to:

Pedersoli Lombardi e Associati

Via Andegari, 4/A

20121 Milano

ITALY

Attention: Antonio Pedersoli, Esq.

Facsimile: +39 02 87919333

Telephone: +39 02 879191

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

UNITED STATES OF AMERICA

Attention: George J. Sampas, Esq

Facsimile: 001-212-558-3588

Telephone: 001-212-551-4000

Section 12. Restrictions on Transfer. EXCEPT AS SET FORTH IN SECTION 8 RELATING TO TRANSFER UPON TERMINATION OF THE JOINT VENTURE RELATIONSHIP, THE HOLDER MAY NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR OTHERWISE PLEDGE OR DISPOSE OF THIS PROMISE, INCLUDING THE UNDERLYING RIGHT TO RECEIVE PAYMENT HEREUNDER, AT ANY TIME WITHOUT OBTAINING THE PRIOR WRITTEN CONSENT OF THE COMPANY; provided, however, that the Holder may transfer this Promise, including the underlying right to receive payment hereunder, in whole or in part, without obtaining such prior written consent to an 80% controlled affiliate of Intesa, provided that (i) such controlled affiliate irrevocably and absolutely undertakes in writing (A) to assume all obligations of the Holder hereunder, (B) to immediately transfer this Promise, including the Underlying right to receive payment hereunder, back to Intesa in the event such controlled affiliate ceases to be controlled by Intesa; and (ii) Intesa undertakes to accept such transfer in the event that such controlled affiliate ceases to be controlled by Intesa.

Section 13. Governing Law; Construction. THIS PROMISE IS GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF ITALY. All disputes arising under this Promise shall be settled exclusively and finally in accordance with the procedures set forth in Section 11.5 of the Transaction Agreement.

IN WITNESS WHEREOF, the Company has caused this Promise to be executed and delivered on the date first written above.

LAZARD & CO. S.R.L.

By:	/s/ Stefano Ambrosioni
Name: Stefano Ambrosioni
Title: Attorney-in-fact

Accepted and agreed as of the day and year first above written:

BANCA INTESA S.P.A.

By	/s/ Bruno Gamba
Name: Bruno Gamba
Title:

By	/s/ Francesco Chlenra
Name: Francesco Chlenra
Title:

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